UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2016

NEOGEN CORPORATION

(Exact name of registrant as specified in its charter)

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
MICHIGAN	0-17988	38-2367843

620 Lesher Place Lansing, Michigan		48912
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 517-372-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition of Disposition of Assets

On May 2, 2016 Neogen Corporation announced that it had acquired Preserve International and Tetradyne LLC, sister companies owned and operated by the private Nevada-based Preserve International Corporation.

Founded in 1991, Preserve and Tetradyne offer the livestock and food processing industries cleaners, disinfectants, and associated products. Preserve has focused primarily on the swine, poultry and food processing markets, and Tetradyne’s major focus has been on the dairy industry. The company holds patents on innovative disinfectant technologies and more than 100 EPA/FDA registered products.

Consideration for the purchase, which was from existing cash balances, was approximately $24.1 million. Neogen will maintain and operate Preserve’s existing manufacturing facilities in Memphis, Tenn., and Turlock, Calif. The business will be integrated into the Company’s Animal Safety segment.

A copy of the press release is attached as Exhibit 99.1 to this report. This Form 8-K and the attached exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and are not incorporated by reference into any filing of the Registrant, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

      99.1     Press Release dated May 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGEN CORPORATION
(Registrant)

Date: May 3, 2016

/s/ Steven J. Quinlan
Steven J. Quinlan
Vice President & CFO